BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

ANNOUNCEMENT TO THE MARKET

On March 30, 2015, BRF S.A. (“BRF”) filed its Annual Report on Form 20-F for the year ended December 31, 2014 with the U.S. Securities and Exchange Commission (the “SEC”).

In compliance with the New York Stock Exchange rules, the Form 20-F is available on our website at http://www.brf-br.com. In addition, all shareholders of BRF may request, free of charge, a hard copy of BRF’s complete audited financial statements filed with the SEC. To request a hard copy of BRF’s audited financial statements or to confirm or clarify this press release, please contact the Investor Relations Department of BRF, whose contact information is as follows:

Investor Relations Department
BRF S.A.
Rua Hungria, 1400
01455-000 – São Paulo – SP – Brasil
Tel.: +55 11 2322-5398
Fax: +55 11 2322-5740

E-mail: acoes@brf-br.com

São Paulo, March 30, 2015

Augusto Ribeiro Júnior
Chief Financial and Investor Relations Officer